NEWS RELEASE

PARK PLACE ENERGY CORP.

April 15, 2008 OTCBB:PRPL

FRANKFURT: 3P2

OPERATIONS COMMENCE ON MORGAN HIGHPOINT # 5 OFFSET TEST WELL

Calgary, Alberta, April 15, 2008 - Park Place Energy Corp. ("Park Place" or the "Corporation") is pleased to announce that the operator of the Morgan Highpoint Project in Tennessee, Montello Resources Ltd., TSX Venture Exchange - "MEO", is rigging up to commence drilling later today the Morgan Highpoint #5 Test Well. The Morgan Highpoint #5 Test Well offsets the Morgan Highpoint #3 Discovery Well and the Morgan Highpoint #4 Well. We are additionally pleased to announce that the Morgan Highpoint #3 Discovery Well is now on production.

The interests in the Morgan Highpoint #5 Test Well are as follows: Park Place pays 5% of the costs to earn a 5% interest, Montello pays 15% of the costs to earn a 35% interest, Austin Developments Corp. - TSX Venture Exchange Symbol "AUL" pays 20% of the costs to earn a 30% interest and Blackrock Petroleum Corp. - OTCBB "BRPC" pays 60% of the costs to earn a 30% interest.

The Open Hole Logs for the Morgan Highpoint #3 Discovery Well and the Morgan Highpoint #4 Well were conducted by Weatherford Services, one of the world's largest oilfield service companies. Schlumberger, also one of the world's leading oilfield service providers, has run cased hole logs on the John Bowen #1 and the John Bowen #2 Wells. These logs are currently being evaluated by our geoscientists, as well as by our joint venture partners. The pending results from the drilling and logging of the Morgan Highpoint #5 Test Well will be compared to the results obtained from the John Bowen #1 and #2 Wells and the Morgan Highpoint #3 and #4 Wells. This information will be key in finalizing completion plans.

About Park Place

Park Place is a diversified company that is participating in high impact international resource opportunities. The Corporation is currently developing its North American oil and gas assets as well as advancing its BrasAm Diamond Project in Central Brazil. Park Place's management are focused on optimizing profitability and enhancing shareholder value.

For Further Information Contact:
Investor Relations: 1 (877) 685 0076
Email: info@parkplaceenergy.com
Website: www.parkplaceenergy.com
Calgary Head Office:
Suite 300, 840 - 6th Avenue S.W.
Calgary, Alberta, Canada, T2P 3E5

Certain information regarding the Corporation contained herein may constitute forward-looking statements. These statements may include estimates, plans, expectations, opinions, forecasts, projections, guidance or other statements that are not statements of fact. Although Park Place believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. These statements are subject to certain risks and uncertainties and may be based on assumptions that could cause actual results to differ materially from those anticipated or implied. The Corporation is under no obligation to update or alter any forward-looking statement. These risks include operational and geological risks, the ability of the Corporation to raise necessary funds for exploration and the fact that the Corporation does not operate all its properties. Park Place's forward-looking statements are expressly qualified in their entirety by this cautionary statement.